Page 1 of 5 June 6, 2022 Jessica Trocchi Graziano [ADDRESS] Dear Jess: On behalf of United States Steel Corporation (U. S. Steel or the Company), I am pleased to confirm our offer to join the Company in the position of Senior Vice President & Chief Financial Officer effective on Monday, August 8, 2022. In this position, you will report directly to Dave Burritt, President & Chief Executive Officer. I am looking forward to you joining the team and helping us build the future of United States Steel Corporation. The purpose of this letter is to provide clarity on the compensation and benefits programs for which you will be eligible. The details of our offer are below. Base Salary: Your base salary will be at an annualized rate of $700,000 subject to payroll deductions. Executive Management Annual Incentive Compensation Plan (AICP): As part of your employment, you will be eligible to participate in the AICP targeted at 100% of your base salary earned during the year, with a maximum incentive opportunity of up to 230% of your target based on company performance and influenced by your individual performance. If an award is earned, AICP payments are typically made in March following the performance year. Long-Term Incentive Program (LTIP): You will be eligible to participate in the annual LTIP on a basis reasonably comparable to that of other employees at a similar job level. Under the current program, you will receive a mix of long-term incentive compensation value in the form of restricted stock units and performance awards. The LTIP award target amount for your role is $2,400,000 on the date of grant. The amount, mix, terms and conditions of equity awards are reviewed and determined annually by the Compensation & Organization Committee of the Board of Directors. At this time, LTIP awards are typically granted in February each year based on eligibility as of January 1. Upon hire, you will be eligible for a prorated 2022 long-term incentive grant under the LTIP. Based up on an August start date, the prorated amount of your grant will be $1,000,000 ($2,400,000 x 5/12 months). This grant, which is contingent on the approval of the Committee, will be distributed in the form of 40% restricted stock units, 30% TSR performance equity awards, and 30% ROCE performance awards. Restricted stock units will vest ratably with 1/3 of the shares vesting on the first, second, and third anniversaries of the grant date. The United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219-2800 412 433 1125 bmelnkovic@uss.com Barry Melnkovic Senior Vice President & Chief Human Resources Officer

Page 2 of 5 performance awards will be awarded after completion of the three-year performance period. The terms and conditions of these awards are outlined under the Company’s Long-Term Incentive Compensation Program procedures, which will be available to you at the time the grant is made. Subject to the approval of the Committee, this grant will be made as soon as administratively practicable. Hiring Incentives (Cash): The Company will provide you with a cash incentive of $500,000 payable as a lump sum within 30 days of your hire date and a second cash lump sum payment of $500,000 payable within 30 days following your one-year anniversary date of employment, provided that your individual performance assessment for the prior year was a “Meets Expectations” or better. If you resign from U. S. Steel prior to your one-year anniversary, you agree that you will not be eligible to receive the second cash payment of $500,000. Additional Hiring Incentive (Cash): In recognition that you will be forfeiting near-term cash and equity incentives from your prior employer, the Company will provide you with an additional cash incentive of $3,000,000 payable as a lump sum with your March 2023 paycheck. You agree that if you voluntarily terminate your employment within 24 months of your date of hire, you will reimburse the company for the Additional Hiring Incentive (Cash) payment. This amount will be due within thirty (30) days of the effective date of your employment termination. For the avoidance of doubt, reimbursement will not be required if the Special Severance Benefit described below is applicable. Hiring Incentives (Equity): The Company will provide you with a hiring grant equal to $1,000,000 in restricted stock units (RSUs), which will vest 100% in three years from the date of grant. This grant will be awarded as soon as administratively practicable following the employment start date. Strategic Transformation Award (Special Award): In recognition of your importance to the transformation of our business, the Company will grant you a one-time Special Award, which is designed to accelerate execution of our Best for All strategy. The Special Award will have a grant-date fair value of $2,000,000 and will be comprised of performance-based restricted stock units (PSUs), which will vest on December 31, 2025, only if certain strategic performance metrics are achieved over a four-year performance (January 1, 2022 through December 31, 2025) subject to the grant agreement. There are four strategic performance metrics with each strategic objective measured on a separate basis (not to exceed 200% of target in total): • On-time completion of the corporation’s second mini mill (15% of target) • On-budget completion of the corporation’s second mini mill (15% of target) • EBITDA margin expansion (40% of target) • Carbon footprint reduction (30% of target) This Special Award will be granted as soon as administratively practicable following the employment start date. The number of PSUs awarded will be determined on the date of grant.

Page 3 of 5 Stock Ownership Guidelines: As an executive, you will be subject to stock ownership and retention guidelines as approved by our Board of Directors. The ownership requirement is currently defined as a multiple of base salary and, for executives at your level, the multiple is three times your base salary. Until the required ownership is achieved, you will be required to retain shares equal to 100% of the after-tax value of shares received in connection with the vesting of restricted stock units and equity performance shares and 100% of the net value received from the exercise of stock options. Once the ownership requirement is satisfied, an executive who has received approval can sell up to 100% of the available full value shares and may exercise stock options with no requirement to hold any of the gain in shares. Further details regarding this program will be provided with your new hire paperwork. Relocation Benefits: You are eligible for new hire relocation benefits, which include: • Up to 120 days of temporary living expense in the Pittsburgh area • Two house hunting trips for you and your spouse • One-way movement of household goods and personal effects • Transportation for you and your family to relocate to Pittsburgh • Closing costs on the sale of your current residence and purchase of your future residence • Loss on sale benefit up to a maximum of $30,000, which represents the difference between the origin home purchase price and the end-out sales price based on HUD-1 documents • Reimbursement of tax preparatory services for the tax year in which you relocate You agree that if you voluntarily terminate your employment within 24 months of the effective date of your relocation, you will reimburse the company for any relocation benefits and cash hiring incentives you received. This amount will be due within thirty (30) days of the effective date of your employment termination. Severance Provision: As a Senior Vice President and executive officer, you will be an eligible participant in the Corporation’s Executive Severance Plan (the “Severance Plan”) providing for a multiple of 1.0 times your salary and bonus. You will be provided with a copy of the plan. Special Severance Benefit: To address concerns regarding CEO succession, if a new Chief Executive Officer is appointed, you will be eligible for a Special Severance Benefit. In the event that, within twelve months of the appointment of a new Chief Executive Officer, you submit notice of your intent to resign, provided that such notice shall be provided six months in advance of your intended resignation, you will be eligible for severance benefits in an amount equivalent to those under the Severance Plan. Change in Control Severance Plan: As a Senior Vice President, you will be an eligible Tier II participant in the Company’s Change in Control Severance Plan, providing for a severance multiple of 2.0 times your salary and bonus. You will be provided with a copy of the plan. Executive Clawback Policy: As an executive officer, you will be subject to the Executive Officer Recoupment (Clawback) Policy described in Section VI of the Corporate Governance Principles.

Page 4 of 5 Employee Benefits: You will be eligible to participate in retirement, savings, health and welfare benefit plans, including short-term and long-term disability programs. Outlined below are highlights of the retirement programs and additional benefits you will be eligible to receive based on your level. (1) Vacation: At the Senior Vice President level, you will be eligible to receive five weeks of vacation annually. In 2022, your vacation will be prorated based on your hire date. (2) Retirement Account: You will participate in the Retirement Account under the Savings Fund Plan for Salaried Employees and be eligible for monthly company contributions in the amount of 4.75% to 8.5% (based on your age with the maximum 8.5% applying upon reaching 45 years of age) of your base salary. You will participate in a non tax- qualified restoration plan (the “Non Tax-Qualified Retirement Account Program”) with respect to the portion of the company contributions to your Retirement Account that cannot be made due to certain Internal Revenue Code (IRC) limitations. In general, you will vest in your Retirement Account under the Savings Fund Plan and your account under the Non-Tax Qualified Retirement Account Program after you complete three years of continuous service. (3) Company Matching Contributions: You will be eligible to make employee contributions on a pre-tax and/or after-tax basis to the Savings Account under the Savings Fund Plan for salaried employees not to exceed 16% of your base salary subject to limitations under the IRC. You will also be eligible for company contributions that match 100% of your employee contributions up to 6.0% of your base salary (subject to the IRC limitations.) You will participate in a non tax-qualified restoration plan (the “Supplemental Thrift Program”) with respect to the portion of company contributions to your Savings Account that cannot be made due to certain IRC limitations. In general, you will vest in your company matching contributions under the Savings Fund Plan after you complete three years of continuous service and in the Supplemental Thrift Program after you complete five years of continuous service. (4) Supplemental Retirement Account: At your level with the company, you will be eligible to participate in the Supplemental Retirement Account Program (“SRA”). Under the SRA, you will be eligible for book accruals in the amount of 4.75% to 8.5% (based on your age with the maximum 8.5% applying upon reaching 45 years of age) of your AICP, when earned. There are various milestones which, if achieved, will allow you to fully vest in the SRA benefit. In general, you must be a participant in the plan for at least 3 years to vest in the SRA, in addition to reaching certain age and service requirements. Conditions of Employment: The terms and conditions of this letter and the offer of employment that it contains shall be construed under the laws of, and the place of its acceptance shall be deemed to be, the Commonwealth of Pennsylvania. Any action, suit or proceeding based on or arising out of this Agreement shall be brought in state or federal courts in Allegheny County, Pennsylvania, and the parties agree to submit to the jurisdiction of such court(s), and such court(s) shall be the exclusive and sole venue for any such proceeding.

Page 5 of 5 Cash incentive payments made pursuant to this Agreement will not be treated as covered compensation under any of the Company’s compensation, retirement, or benefit programs. The payments will be subject to applicable tax withholding and other mandatory reductions. This offer of employment is contingent upon your successful completion of a background check, verification of work authorization and pre-placement drug screening. As a condition of your employment, you will also be required to execute a confidentiality and non-compete agreement. You will be subject to all applicable company policies and procedures, including but not limited to, the Code of Ethical Business Conduct. More information about policies and procedures will be provided to you upon commencement of your employment. If you accept this offer of employment, you will be an employee-at-will, meaning that either you or the company may terminate the employment relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the company, its agents or representatives are superseded by this offer letter. Nothing will change the at-will status of your employment except for a written agreement signed by yourself and an appropriate officer of the company. If you agree to accept this offer of employment, please countersign this letter and return it to me. I sincerely hope you will accept this employment offer. We look forward to working with you at United States Steel Corporation. Very truly yours, Barry Melnkovic Senior Vice President & Chief Human Resources Officer Accepted by: Jessica Trocchi Graziano Date